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                                                                   Exhibit 10.24

                                     [LOGO]

                                  CASTLE BRANDS

February 15, 2005

Mr. Patrick Rigney
Executive Vice President, Castle Brands Inc.
Managing Director, Castle Brands Spirits Group Limited
Victoria House
Haddington Road
Dublin 4
Ireland

Dear Pat:

Over the last several months, we have informally discussed the advisability of your becoming a consultant to Castle Brands Inc. or its subsidiaries (the "Company") to champion several important initiatives including the identification of attractive agency brands and potential acquisitions. As we have discussed, I am writing you this letter to address that move.

In consideration of the payment of one Euro to you by each of Castle Brands Inc. and Castle Brands Spirits Group Limited, and the mutual covenants, the receipt and sufficiency of which is acknowledged, we agree as follows in this letter agreement.

We agree you will become a consultant to the Company on March 11, 2005 and to your simultaneous resignation of your current management positions with the Company and its subsidiaries. Your consultancy compensation will be E157,500 per annum plus VAT (at the appropriate rate) to the extent that you are required to charge VAT. You would be paid monthly by direct debit on the 15th of the month to an account designated by you. You would continue on the Castle Brands Inc.'s Board of Directors as a non-executive director, except as provided below, until the earlier of December 31, 2005, or the initiation of the Company's initial public offering or registration of its shares. We agree that you will resign from the Boards of Directors of the subsidiaries on March 11, 2005.

The provisions of Clause 15 of your Service Agreement, dated December 1, 2003, and your Non-Competition Deed, dated December 1, 2003, shall apply to the consultancy and remain in effect through September 12, 2005, as if set forth herein. Thereafter, the Non-Competition Deed shall be deemed null and void and Clauses 15.2, 15.3.1 and 15.3.2 shall apply to the remainder of the consultancy. In the event that you wish to accept employment or consulting assignments, or engage in any activity, including, but not limited to, entering into competition with the Company or its subsidiaries, you shall give one month's prior written notice to the Company of your intention to accept such employment or consulting assignments or engage in such activity. The Company may then request that you, and on such request you shall, resign as a Director of the
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Mr. Patrick Rigney
February 15, 2005
Page 2


Company. Upon your resignation from the Board of Directors of the Company, whether at the request of the Company or through your own volition, the provisions of Clauses 15.3.1 and 15.3.2(b) shall no longer apply to you and you shall be entitled to a payment of the remaining monthly consultancy payments through June 9, 2006 or an accelerated single payment within ten (10) days of resignation of E10,417 plus VAT, to the extent you are required to charge VAT, times the remaining number of months through June 9, 2006 for which you had not received payment.

Your options would continue to vest through the consulting period and absent a default, you will be deemed to have accrued two years' vesting at the end of the consultancy. The exercise period for your stock options would be extended to December 1, 2008. All appropriate business expenses incurred in the course of performing your duties under the consultancy will be reimbursed according to Company policy upon presentation of required documentation. We are prepared to reimburse you for up to E8,000 plus VAT (at the appropriate rate) of your legal fees in connection with the consultancy.

Pursuant to the terms of the License Agreement, dated December 1, 2003, the royalty payments paid to The Roaring Water Bay (Research and Development) Company Limited shall not be affected by your consultancy. The Company warrants that the royalty payments (maximum of E2,500 per month) payable under such License Agreement shall be paid during the consultancy. The Company will purchase your interest in such company on or before the termination of your consultancy pursuant to the License Agreement, whereupon the royalty payments paid to you by The Roaring Water Bay (Research and Development) Company Limited shall cease.

For March, April and May, your focus will need to be transitioning your areas of responsibility to David Phelan. Since Mr. Phelan will be responsible for the 2005 Plan, people currently reporting to you will report to Mr. Phelan as of March 11, 2005. Starting June 10, 2005, and for the additional twelve months of consultancy, your primary focus would be on identifying new opportunities and markets for the Company, on an as agreed basis. Except as requested, the consultancy would no longer be carried on from the Company's Dublin office. With regard to this timing, we believe that it is important for any change of this type to be completed promptly, so that the Company can transition effectively prior to the launch of the proposed public offering, and so that we can start building our pipeline of agency brands and acquisitions.

We understand that you would like to have the amounts due of the 5% Convertible Subordinated Note, dated December 1, 2003, issued to you in the original principal amount of E465,550 and the Subordinated Note, dated December 1, 2003, issued to you in the original principal amount of E133,323 (the "Notes") paid as quickly as possible. While the Company is under no obligation to do so, in the spirit of cooperation we are prepared to pay off the Notes with the proceeds of the public offering within one month after completion of the offering, which we hope to complete later this year. Furthermore, even if we are not able to complete such offering in 2005, we will pay off the outstanding balance of the Notes in four quarterly installments in 2006, beginning January 1, 2006 and ending December 1, 2006, provided we have entered into the Joint venture with Gosling's, and the $10 million facility from Mellon HBV Alternative
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Mr. Patrick Rigney
February 15, 2005
Page 3


Strategies LLC (or a comparable facility) is available to us. We could accelerate that schedule if the public offering were to be completed during 2006.

We will also use reasonable best efforts to facilitate the transfer of your pension as promptly as practicable.

This letter agreement shall be governed by and construed in accordance with the laws of Ireland ("Irish Matters"), except in the case of the aforesaid options and 5% Convertible Subordinated Note, matters pertaining to which shall be governed by Delaware and New York law ("U.S. Matters"), in each case exclusive of choice of law or conflicts of law, rules, provisions, or principles.

The parties agree that the courts in the City of Dublin shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them, that may arise out of or in connection with Irish Matters and, for such purposes, each irrevocably submits to the jurisdiction of such courts. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in the preceding sentence of this paragraph, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The parties agree that the courts in New York, New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them, that may arise out of or in connection with U.S. Matters and, for such purposes, each irrevocably submits to the jurisdiction of such courts. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in the preceding sentence of this paragraph, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

If the Company determines to announce your resignation generally, the Company and you will agree to a mutually agreeable text of such announcement.

While we can make no assurances with regard to your shares, if there is a good opportunity for you to sell a portion of your shares, we will endeavor to help you do so.

We look forward to working with you in this new relationship and are confident that it will produce important new opportunities for Castle Brands. Please indicate your acceptance of the terms hereof by signing and returning the enclosed copy of this letter whereupon this letter agreement shall replace and supersede the Service Agreement which will have no further force and effect and the provisions regarding your tenure as officer and director of the Company and subsidiaries under the Shareholders Agreement, dated December 1, 2003, shall no longer pertain. While this letter agreement is viewed as binding by the parties, we will also use our best
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Mr. Patrick Rigney
February 15, 2005
Page 4


endeavors to enter into a brief consultancy agreement between now and March 11, 2005, to specify more clearly the focus of the consultancy.

Very best regards,

Castle Brands Inc.                      Castle Brands Spirits Group Limited


By: /s/ Mark Andrews                    By: /s/ Matthew MacFarlane
    ---------------------------------       ------------------------------------
Name: Mark Andrews                      Name: Matthew MacFarlane
Title: Chairman and CEO                 Title: Chief Financial Officer


Accepted and agreed
as of the date first written above:


By: /s/ Patrick Rigney
    ---------------------------------
    Patrick Rigney